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     CONTACT:       Kekst and Company
                    James Fingeroth
                    Wendi Kopsick
                    (212) 593-2655


                                                      FOR IMMEDIATE RELEASE
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               JPS TEXTILE GROUP ENTERS INTO LETTER OF INTENT FOR
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               FOAMEX INTERNATIONAL TO ACQUIRE AUTOMOTIVE PRODUCTS
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                    AND SYNTHETIC INDUSTRIAL FABRICS BUSINESS
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     GREENVILLE, SOUTH CAROLINA, April 28, 1994 -- JPS Textile Group, Inc.
     announced today that it has signed a letter of intent to sell its automotive products and synthetic industrial fabrics businesses to Foamex International Inc. (NASDAQ: FMXI) for a purchase price of approximately $272 million (which includes approximately $8 million in assumed long-term debt).

     On February 18, 1994, registration statements were filed with the Securities and Exchange Commission for the sale of common stock and $150 million aggregate principal amount of senior notes of a newly formed corporation, JPS Automotive Products Corp., organized to acquire all of the automotive products and synthetic industrial fabrics operations from JPS Textile Group.

     Consummation of the transaction with Foamex is contingent upon, among other things, the completion of due diligence reviews, the execution of definitive agreements between the parties, the obtaining of certain necessary third party consents and approvals, and the securing of financing by Foamex. As part of the financing of the purchase prince, it is contemplated that JPS Automotive will amend the terms of its public offering of its senior notes to reflect the sale contemplated by the letter of intent. The registration statement covering the common stock of JPS Automotive will be withdrawn.

     JPS Textile Group intends to utilize the net proceeds after taxes from the sale of these businesses to retire indebtedness in accordance with the terms of its indentures and credit agreements.

     JPS Textile Group, Inc. is one of the largest diversified domestic manufacturers of textile and textile related products, principally for the apparel fabric, industrial and home fashion markets.



























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     Foamex International Inc., headquartered in East Providence, Rhode
     Island, is the largest manufacturer and marketer of flexible polyurethane foam and foam products in North America and the largest supplier of polyurethane foam to the U.S. automotive industry.

     The registration statement relating to the offering of senior notes of JPS Automotive has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time such registration statement becomes effective. This release shall not constitute an offer to sell or the solicition of an offer to buy, nor shall there be any sale of, these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.